UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2009
MannKind Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28903 North Avenue Paine
Valencia, California	91355
(Address of principal executive offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (661) 775-5300
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On February 26, 2009, we entered into a new loan arrangement with The Mann Group LLC, or the Lender, an entity controlled by Alfred E. Mann, our principal stockholder and chief executive officer and chairman of our board of directors. This new arrangement replaced our existing loan arrangement with Mr. Mann dated October 2, 2007. Under the new arrangement, we can borrow up to a total of $350.0 million before January 1, 2010. Interest will accrue on each outstanding advance at a fixed rate equal to the one-year LIBOR rate as reported by the Wall Street Journal on the date of such advance plus 3% per annum and will be payable quarterly in arrears. Principal repayment is due on December 31, 2011. At any time after January 1, 2010, the Lender can require us to prepay up to $200.0 million in advances that have been outstanding for at least 12 months. If the Lender exercises this right, we will have until the earlier of 180 days after the Lender provides written notice or December 31, 2011 to prepay such advances. In the event of a default, all unpaid principal and interest either becomes immediately due and payable or may be accelerated at the Lender’s option, and the interest rate will increase to the one-year LIBOR rate calculated on the date of the initial advance or in effect on the date of default, whichever is greater, plus 5% per annum. Any borrowings under the loan arrangement will be unsecured. The loan arrangement contains no financial covenants. There are no warrants associated with the loan arrangement, nor are advances convertible into our common stock. We have agreed to reimburse the Lender for reasonable expenses incurred in connection with the loan arrangement. The foregoing summary is qualified in its entirety by reference to the text of the loan arrangement agreement, which is included as Exhibit 99.1 hereto and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits. The following exhibit is furnished herewith:
99.1	Promissory Note, dated as of February 26, 2009, made by MannKind Corporation in favor of The Mann Group LLC.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANNKIND CORPORATION
By:	/s/ matthew j. pfeffer
	Name:	Matthew J. Pfeffer
	Title:	Corporate Vice President and Chief Financial Officer

Dated: February 26, 2009

EXHIBIT INDEX

Number	Description
99.1	Promissory Note, dated as of February 26, 2009, made by MannKind Corporation in favor of The Mann Group LLC.